December 12, 2008

Babatunde A. Otulana, M.D.

Dear Tunde:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Aradigm Corporation (the “Company”) is offering to you to aid in your employment transition.

1.	Separation. Your last day of work with the Company and your employment termination date will be December 31, 2008 (the “Separation Date”).

2.	Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3.	Severance Benefits. The Company will make severance payments to you in the amount of $16,666.67 per month paid over one year following the Separation Date. These payments will be made on the Company’s ordinary payroll dates, and will be subject to standard payroll deductions and withholdings.

4.	Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you and your dependents will be eligible to continue your group health insurance benefits. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If you elected COBRA, the Company will pay COBRA premiums on your behalf and on behalf of your dependents up to a maximum of twelve (12) months or until you become eligible for group health insurance coverage through a new employer (whichever comes first). You must promptly notify the Company in writing if you become eligible for group health insurance coverage through a new employer during the twelve (12) months following the Separation Date.

5.	Other Compensation or Benefits. Except with respect to any fees earned by you pursuant to that certain Consulting Agreement for Independent Contractors between you and the Company dated effective January 1, 2009 and that certain International Scientific Advisory Agreement between you and the Company dated effective January 1, 2009, you acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the sole exception of any benefit the right to which has vested under the express terms of a Company benefit plan document. Notwithstanding the foregoing any stock options and/or restricted stock awards previously granted to you, including, without limitation, the continued vesting thereof, will continue to be governed by the plan documents pursuant to which they were granted.

6.	Expense Reimbursement. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7.	Return of Company Property. You agree that, by the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to: Company files, notes, memoranda, correspondence, agreement, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges, and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

8.	Proprietary Information Obligations. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement (a copy of which was provided to you separately).

9.	Nondisparagement. Both you and the Company’s officers agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

10.	Release. In exchange for the severance payments, and other consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, or the California Fair Employment and Housing Act (as amended).

11.	Release of ADEA Claims. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the foregoing waiver is in addition to anything of value to which you were already entitled. You have been advised by this writing, as required by the ADEA that: (a) your waiver and release do not apply to any claims that may arise after your signing of this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company (“Effective Date”).

12.

Section 1542 Waiver. In granting the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

13.	Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and insure to the benefit of both you and the Company, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contacts made and to be performed entirely within California. This agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

ARADIGM CORPORATION

By:      /s/ Igor Gonda     Date:      12/12/08
Igor Gonda
President and CEO

AGREED:

/s/ Babatunde Otulana	Date: 12/12/08

Babatunde A. Otulana, M.D.